Steele Resources Corp. Receives First Revenue from Mineral Hill Gold Mine

CAMERON PARK, CA - 11/17/11 - Steele Resources Corporation (the "Company") (OTCBB: SELR) announced today that it has received the first payment of funds from its activity at the Mineral Hill Gold Mine in Montana.  The Company recently completed shipping approximately 5,500 tons of ore which had been stockpiled from historic activity at Mineral Hill.  This ore was crushed and transported to a third party for processing.  To date, the Company has received gross proceeds of $331,448 from the delivered ore with the balance of payment for the delivered ore expected at the end of November.

CEO Scott Dockter stated, “The fact we have realized revenue from this operation sets Steele apart from the host of other companies that exist on pure speculation.   We grow more excited with each passing day as we continue to drive our development drift at the Mineral Hill Gold Project.”

About Steele Resources Corporation:

Steele Resources Corporation is a precious metals exploration and development company that is working to become an active gold producer through the development of the 1800 acre Mineral Hill Gold Project.  The Company recently announced it had begun to drive a development drift towards the target mineralized zone and anticipates extraction and stockpiling of mineralized material from the mine commencing by the end of this calendar year.

More information about Steele Resources Corporation can be found at www.steeleresources.com.

Safe Harbor Statement

The matters discussed in this release contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended that involve risks and uncertainties. Although Steele Resources Corp. believes that the expectations reflected in such forward-looking statements are reasonable, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ from those projected. Steele Resources Corp. cautions investors that any forward-looking statements made by Steele Resources Corp. are not guarantees of future performance and actual results may differ materially from those in the forward-looking statements. Factors that could cause actual results to differ materially from those reflected in forward-looking statements include, but are not limited to, risks and uncertainties regarding the actual mineralization of Steele Resources Corp.'s mining properties, the unproven nature of and potential changes to Steele Resources Corp.'s business model, the risk that the capital and other resources that Steele Resources Corp. will need to exploit its business model will not be available, and the risks discussed in Steele Resources Corp.'s filings with the Securities and Exchange Commission.

Contact:

Newsletter signup and website: www.steeleresources.com

Email: info@steeleresources.com

Scott Dockter Phone: 530.672.6225